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                     May 22, 2020

       Roger J.M. Dassen
       Chief Financial Officer
       ASML Holding N.V.
       De Run 6501
       5504 DR Veldhoven
       The Netherlands

                                                        Re: ASML Holding N.V.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2019
                                                            Filed February 12,
2020
                                                            File No. 001-33463

       Dear Mr. Dassen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology